UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 30, 2023

ROCKET LAB USA, INC.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-39560	98-1550340
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3881 McGowen Street
Long Beach, California		90808
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s Telephone Number, Including Area Code: 714 465-5737

Not Applicable

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	RKLB	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On October 30, 2023, Rocket Lab USA, Inc. (the “Company”) increased the size of its Board of Directors (the “Board”) in accordance with the Company’s Amended and Restated Bylaws from eight to nine directors, creating one vacancy on the Board. On October 30, 2023, the Board appointed Lt. Gen. Nina M. Armagno (Ret.) as a Class III director to fill a newly created vacancy on the Board, with an initial term expiring at the Company’s 2024 annual meeting of stockholders. The Company determined that Lt. Gen. Armagno (Ret.) qualifies as an “independent director” for purposes of The Nasdaq Stock Market listing standards. Lt. Gen. Armagno (Ret.) is expected to be appointed to serve on the Board’s Government Security Committee.

Lt Gen. Armagno (Ret.) has served as the Director of Staff, Headquarters for U.S. Space Force since August 2020. From June 2018 to August 2020, she served as the Director, Plans and Policy, U.S. Strategic Command. Prior to her role with the U.S. Strategic Command, Lt. Gen. Armagno (Ret.) directed the development and procurement of space programs for the Air Force and crafted program strategies for representing Air Force positions to Headquarters U.S. Air Force, the office of the Secretary of Defense, Congress, and the White House. She is also a member of The Council on Foreign Relations. Lt. Gen. Armagno (Ret.) holds a Bachelor of Science in Biology from the U.S. Air Force Academy, a Master of Arts in Education Administration and Management from Chapman University, and a Master of Science in National Security Studies from National War College. We believe Lt. Gen. Armagno (Ret.) is qualified to serve on our Board due to her demonstrated leadership and experience in the U.S. Air Force and U.S. Space Force.

Lt. Gen. Armagno (Ret.) will receive cash compensation pursuant to the Company’s standard non-employee director compensation as described in the Company’s Amended and Restated Non-Employee Director Compensation Policy (“Policy”) filed as Exhibit 10.27 to the Company’s most recent Annual Report on Form 10-K (the “Annual Report”), which was filed with the Securities and Exchange Commission (the “SEC”) on March 7, 2023. Her annual cash retainer will be prorated for 2023 to reflect her expected term. In addition, pursuant to the Policy, on the date of her election or appointment, Lt. Gen. Armagno (Ret.) will receive a one-time grant of restricted stock units with a value of $360,000, referred to as the initial grant, that will vest in three equal annual installments over three years, subject to Lt. Gen. Armagno (Ret.)’s continued service through each applicable vesting date. On the date of each annual meeting of stockholders of our Company, Lt. Gen. Armagno (Ret.) will receive a grant of restricted stock units with a value of $180,000, referred to as the annual grant, that will vest in full on the earlier of (i) the one year anniversary of the grant date, or (ii) the next annual meeting of our stockholders, subject to Lt. Gen. Armagno (Ret.)’s continued service through the applicable vesting date; provided, that notwithstanding the foregoing, at the next annual meeting of stockholders of our Company, in lieu of the annual grant, Lt. Gen. Armagno (Ret.) will receive a pro-rata portion of the annual grant based on the time between her appointment and such next annual meeting of stockholders. The equity awards granted under the Policy are subject to full acceleration of vesting upon the sale of the Company.

In connection with Lt. Gen. Armagno (Ret.)’s appointment to the Board, the Company will enter into an indemnification agreement with Lt. Gen. Armagno (Ret.) in accordance with the Company’s standard practice and pursuant to the form previously approved by the Board, which form was filed as Exhibit 10.1 to the Annual Report.

There have not been any transactions since the beginning of the Company’s last fiscal year, nor are there any proposed transactions, in which the Company was or is to be a participant involving amounts exceeding $120,000 and in which Lt. Gen. Armagno (Ret.) had or will have a direct or indirect material interest. There are no arrangements or understandings between Lt. Gen. Armagno (Ret.) and the Company or any other persons pursuant to which Lt. Gen. Armagno (Ret.) was appointed as a director of the Company.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit	Description

99.1	Press Release: Rocket Lab USA, Inc. Announces the Appointment of Lt. Gen. Nina M. Armagno (Ret.) as a Director.

104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

ROCKET LAB USA, INC.

Date:	November 1, 2023	By:	/s/ Arjun Kampani
Arjun Kampani Senior Vice President, General Counsel, and Corporate Secretary